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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               LABRANCHE & CO INC.


      (Under Sections 242 and 245 of the Delaware General Corporation Law)

     It is hereby certified that:

     1.   The name of the Corporation is LaBranche & Co Inc. (the
          "Corporation").

     2. The Certificate of Incorporation of the Corporation originally filed with the Secretary of State of the State of Delaware on June 15, 1999 is hereby amended and restated in its entirety to read as follows:


     "FIRST: The name of the corporation is LaBRANCHE & CO INC. (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is United Corporate Services, Inc., 15 East North Street, Dover, DE 19901. The name of the Corporation's registered agent at such address is United Corporate Services.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

     FOURTH: Section 1. CLASSES AND NUMBER OF SHARES. The total number of shares of all classes of stock which the Corporation has authority to issue is two hundred ten million (210,000,000) shares, consisting of two hundred million (200,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $.01 per share, which shall have such designations as may be authorized by the Board of Directors from time to time (the "Preferred Stock").

     Section 2. PREFERRED STOCK. The Board of Directors is hereby authorized, subject to the provisions contained in this Article Fourth, to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall rank senior to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution, as hereinafter provided, and shall have such

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distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. In such resolution or resolutions providing for the issuance of shares of a particular series of Preferred Stock, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law except insofar as such rights and preferences are fixed herein. Such authorization of the Board of Directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in all respects including, without limitation, the following:

          1.   the rate of dividend;

          2. whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

          3. the amount payable upon shares in the event of dissolution, voluntary and involuntary liquidation or winding up of the affairs of the Corporation;

          4. purchase, retirement or sinking fund provisions, if any, for the call, redemption or purchase of shares;

          5. the terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

          6. whether or not shares have voting rights, and the extent of such voting rights, if any; and

          7. whether shares shall be cumulative, noncumulative, or partially cumulative as to dividends and the date from which any cumulative dividends are to accumulate.

     FIFTH: Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     SIXTH: In the furtherance and not in limitation of objects, purposes and powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, Bylaw Sections 2.04, 3.02, 3.03, and Article XII may not be repealed or amended in any respect, and no provision inconsistent therewith may be adopted by the


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stockholders unless such action is approved by either (a) a majority of the
Continuing Directors ( in addition to the vote otherwise required by the GCL) or
(b) the affirmative vote of the holders of (i) eighty percent (80%) of the outstanding Voting Shares voting as a single class and (ii) if an Interested Stockholder, either directly or indirectly, through agreement or any other arrangement, proposes such amendment, sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Shares which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.

     SEVENTH: Subject to the rights of the holders of any series of Preferred
Stock:

     (a) any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders and

     (b)  special meetings of stockholders of the Company may be called only by
          (i) the Chairman of the Board or (ii) the Secretary of the Corporation within 10 calendar days after receipt of the written request of a majority of the total number of Directors which the Corporation would have if there were no vacancies.

     At any annual or special meeting of stockholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By Laws of the Corporation. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the provisions set forth in this Article Seventh may not be repealed or amended in any respect, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by the GCL) or (b) the affirmative vote of the holders of (i) eighty percent (80%) of the Voting Shares voting as a single class, and (ii) if an Interested Stockholder, either directly or indirectly, through agreement or any or arrangement, proposes such amendment, sixty-six and two-thirds percent (66 2/3%) of the Voting Shares which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.

     EIGHTH: (a) CLASSIFICATION OF BOARD OF DIRECTORS. The Board of Directors shall consist of five (5) directors; provided that the number of directors may be increased from time to time by resolution adopted by the affirmative vote of a majority of the Continuing Directors. Upon the consummation of the Corporation's initial public offering of its Common Stock, directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall serve until the 2000 Annual Meeting of Stockholders, Class II directors shall serve until the 2001 Annual Meeting of Stockholders and Class III directors shall serve until the 2002 Annual Meeting of Stockholders. At each annual meeting of stockholders beginning in 2000, successors to the class of directors whose term expires at that annual meeting

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shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of the class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and qualified. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or a sole remaining director and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article Eighth, Section(a), and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this Article Eighth, Section (a), in each case unless expressly provided by such terms.

     (b) AMENDMENT OR REPEAL. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the provisions set forth in this Article Eighth may not be repealed or amended in any respect, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by the GCL) or (b) the affirmative vote of the holders of (i) eighty percent (80%) of the Voting Shares voting as a single class, and (ii) if an Interested Stockholder, either directly or indirectly, through agreement or any other arrangement, proposes such amendment, sixty-six and two-thirds percent (66 2/3%) of the Voting Shares which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.

     (c) REMOVAL OF DIRECTORS. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the Corporation's Certificate of Incorporation may not be amended to provide for removal of directors without cause as permitted by the GCL, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by the GCL) or (b) the affirmative vote of the holders of (i) eighty percent (80%) of the Voting Shares voting as a single class, and (ii) if an Interested Stockholder, either directly or indirectly, through agreement or any other arrangement, proposes such amendment, sixty-six and two-thirds percent (66 2/3%) of the Voting Shares which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class; PROVIDED, HOWEVER, whenever the holders of any class or series of the Corporation's outstanding securities are entitled to elect one or more directors by this Amended and Restated Certificate of Incorporation, this subsection shall

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apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding Voting Shares as a whole.

     (d) DEFINITIONS. A majority of the Continuing Directors shall have the power and duty to determine for purposes of Article Sixth through Article Eighth, on the basis of information known to them, the applicability of certain defined terms used in Article Sixth through Article Eighth, in addition to such other matters with respect to which a determination is required under Article Sixth through Article Eighth. Any such determination shall be conclusive and binding for all purposes of Article Sixth through Article Eighth.

     For purposes of Article Sixth through Article Eighth, the following definitions shall apply:

     "Affiliate" and "Associate" shall have the respective meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     A person shall be a "beneficial owner" of any Voting Shares:

          (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

          (ii) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (2) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

          (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

     A "Continuing Director" is any member of the Corporation's Board of Directors who is unaffiliated with, and not a nominee of, an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and is approved to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

     "Interested Stockholder" shall mean any Person (other than (i) the Corporation, (ii) any Subsidiary (or any successor in interest to any Subsidiary) of the Corporation,

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     (iii) any member of the group of stockholders (or any successor in interest to such group), including the Chief Executive Officer, who, pursuant to
     Article II of the Stockholders' Agreement, has a power to direct the vote of the stockholders who are or become parties thereto, (iv) any employee benefit plan of the Corporation or any Subsidiary of the Corporation or any entity holding shares of Common Stock for or pursuant to the terms of any such plan or (v) any person who acquires more than 10% of the outstanding Voting Shares with the prior approval of a majority of the Continuing Directors), who or which:

          (i) is the beneficial owner, directly or indirectly, of more than 10% of the combined voting power of the then outstanding Voting Shares; or

          (ii) is an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares which were at any time within the three-year period immediately prior to the date in question beneficially owned by an Interested Stockholder.

     For the purposes of determining whether a person is an Interested Stockholder, the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of the definition of beneficial ownership provided above but shall not include any Voting Shares beneficially owned by any person other than the Interested Stockholder which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

     "Person" shall mean any individual, firm, trust, partnership, association, corporation, unincorporated organization or other entity (other than the Corporation, any Subsidiary of the Corporation for itself or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements), as well as two or more persons acting as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock.

     "Subsidiary" shall mean any corporation, limited liability company, partnership or other entity of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Exchange Act), is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth above, the term "Subsidiary" shall mean only a corporation, limited liability company, partnership or other entity of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the Corporation.

     "Voting Shares" shall mean shares of all classes and series of the Corporation entitled to vote generally in the election of the Corporation's directors.

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     NINTH: Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     TENTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, this Article Tenth shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     ELEVENTH: The Corporation shall have the power to provide indemnification to the fullest extent permitted by Section 145 of the GCL.

     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

     3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the GCL by written consent of a majority of the stockholders outstanding and entitled to vote thereon in accordance with Section 228 of the GCL.


                                       -7-

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     IN WITNESS WHEREOF, said LaBranche & Co Inc. has caused this certificate to be signed by George M.L. LaBranche, IV, its Chairman and Chief Executive
Officer, this ___ day of _____, 1999.


                                   LaBRANCHE & CO INC.


                                   By:
                                      -----------------------------------------
                                   Name:   George M.L. LaBranche, IV
                                   Title:  Chairman and Chief Executive Officer










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